AMENDMENT AGREEMENT

         AGREEMENT, effective as of May 29, 1998, by and between TIFF INVESTMENT PROGRAM, INC., a Maryland corporation (the "Fund") and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

         WHEREAS, the Fund and the Bank entered into a Custodian Agreement dated April 1, 1995 (the "Custodian Agreement"); and

         WHEREAS, the Fund and the Bank desire to amend the Custodian Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

         (a) The date  "December 31, 1999" used in the first sentence of Section
14.1 of the Custodian Agreement is hereby amended to read "June 1, 2001".


2.       Miscellaneous.

         (a) Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

         (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.




INVESTORS BANK & TRUST COMPANY


By:  ________________________________
        Robert D. Mancuso



TIFF INVESTMENT PROGRAM, INC.


By:  ________________________________

Name:  _____________________________

Title:  ______________________________